Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Jack Weinstein, Catalyst Pharmaceutical	Melody Carey, Rx Communications Group
Chief Financial Officer	Co-President
(201) 934-4201	(917) 322-2571
jweinstein@catalystpharma.com	mcarey@rxir.com

CATALYST PHARMACEUTICAL PARTNERS TO TRANSFER TO NASDAQ CAPITAL MARKET

CORAL GABLES, FL, September 2, 2009 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) has received approval from The NASDAQ Stock Market to transfer the listing of its common stock from The NASDAQ Global Market® to The NASDAQ Capital Market®. The transfer will be effective at the opening of the market on September 3, 2009. Catalyst will continue to trade under the symbol “CPRX” with no impact on the ability of investors to trade the stock.

The NASDAQ Capital Market® is a continuous trading market that operates in the same manner as The NASDAQ Global Market®. The NASDAQ Capital Market® includes the securities of approximately 450 companies. All companies listed on The NASDAQ Capital Market® must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction and obsessive-compulsive disorders. For more information about the Company, go to www.catalystpharma.com.

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.